            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 16, 2004 relating to the financial statements and financial highlights which appear in the September 30, 2004 Annual Report to Shareholders of the Loomis Sayles Core Plus Bond Fund and Loomis Sayles Government Securities Fund, each a series of CDC Nvest Fund Trust
I. The financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Performance" in such Registration Statement.

PricewaterhouseCoopers LLP


/s/ PricewaterhouseCoopers LLP
-------------------------------

Boston, Massachusetts
January 28, 2005